                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARES PURCHASE RIGHTS)
                                       OF
                             METRA BIOSYSTEMS, INC.
                                       BY
                          MBS ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                               QUIDEL CORPORATION
                                       AT
                              $1.78 NET PER SHARE

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON THURSDAY, JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    June 9, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by MBS Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Quidel Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Metra Biosystems, Inc., a California corporation (the "Company"), including the associated preferred shares purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of the Company at a price of $1.78 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 9, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is contingent upon, among other things, Shares representing at least ninety percent (90%) of the total number of outstanding Shares of the Company being validly tendered and not properly withdrawn before the Expiration Date for the Offer (as such terms are defined in the Offer to Purchase) and certain other conditions. See Section 14 of the Offer to Purchase.

    In the event that less than 90% of the then outstanding Shares are tendered on any scheduled expiration date of the Offer, and provided that certain other conditions have been met, the Purchaser may, among other options, waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by the Purchaser, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number"). If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

    1.  The Offer to Purchase.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients.

    3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

    4. A letter to the shareholders from the President and Chief Executive Officer of the Company accompanied by the Company's
       Solicitation/Recommendation Statement on Schedule 14D-9.

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary. Additionally, certificates representing the tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase and Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates for Shares or other required documents on or before the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and Beacon Hill Partners, Inc., the Information Agent, as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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
    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from the undersigned.

                                                    Very truly yours,

                                                [LOGO OF FIRST SECURITY VAN KASPER]
                                                    as Dealer Manager

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY
 OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR OF ANY
   AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH
    THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED
                                    THEREIN.

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